UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 22, 2023

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	NSP	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 22, 2023, as described in Item 5.07 below, the stockholders of the Company approved the Insperity, Inc. Incentive Plan, as amended and restated effective May 22, 2023 (the “Plan”), formerly known as the Insperity, Inc. 2012 Incentive Plan, as amended and restated effective June 16, 2017 and amended December 30, 2019 (the "2017 Plan"). All employees of the Company and its subsidiaries, including its executive officers, and non-employee directors of the Company are eligible for awards under the Plan.

Under the Plan, the number of shares of the Company’s common stock available for issuance was increased by 1,325,000 shares. Further, and in addition to reflecting the prior amendments to the 2017 Plan, the Plan:

(1)Prohibits (i) any shares not issued or delivered from the net settlement of outstanding stock options (“Options”) or share appreciation rights (“SARs”), (ii) shares withheld in respect of taxes or to pay the exercise price of Options or SARs, and (iii) shares repurchased on the open market with proceeds of the exercise price of Options or SARs from being reissued or available for future grants under the Plan;

(2)Includes a change in control definition and a section that specifically discloses the change in control vesting treatment for both time- and performance-based awards and clarifies that assumed awards under the Plan (“Awards”) will not immediately vest upon a change in control of the Company;

(3)Requires that Awards (other than cash Awards) to employees under the Plan be granted with a minimum vesting period of one (1) year, subject to earlier vesting for termination of employment due to death, disability, retirement or a change in control, and a maximum exception of five percent (5%) of authorized shares for issuance;

(4)Includes clarifying language expressly stating that any dividend or dividend equivalent rights granted with an Award will be subject to the same time and performance vesting conditions as the underlying Award;

(5)Includes clarifying language expressly prohibiting reload Option grants;

(6)Includes clarifying language expressly stating that all Awards are subject to potential cancellation, rescission, clawback and recoupment in accordance with the Company’s clawback/recoupment policy and/or to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder;

(7)Increases the number of shares corresponding to employee and director Award limits set forth in the 2017 Plan;

(8)Permits the Compensation Committee of the Board or any other committee designated by the Board to grant employee awards covering up to a maximum of 5% of shares authorized for issuance under the Plan that are not subject to a one-year minimum vesting period; and

(9)Omits certain language in the 2017 Plan relating to the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, as this exception was eliminated by the Tax Cuts and Jobs Act of 2017.

For additional information regarding the Plan, please see the summary of the Plan included in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 17, 2023 (the “Proxy Statement”) under “Proposal Number 2: Approval of the Insperity, Inc. Incentive Plan,” which summary is incorporated herein by reference. The summary does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

    On May 22, 2023, Insperity held its 2023 Annual Meeting at its corporate headquarters in Kingwood, Texas. The results of the matters submitted to a vote of the stockholders at the 2023 Annual Meeting were as follows:

(i)To elect the persons named below as Class I directors for a term expiring at the 2026 annual meeting of stockholders:

Director	For	Against	Abstain	Broker Non-Votes

Timothy T. Clifford	29,986,174	3,707,953	37,210	1,676,872
Ellen H. Masterson	32,185,955	1,512,675	32,707	1,676,872
Latha Ramchand	32,436,189	1,262,395	32,753	1,676,872

(ii)To approve the Insperity, Inc. Incentive Plan:

For	Against	Abstain	Broker Non-Votes

32,674,751	1,041,831	14,755	1,676,872

(iii)To cast an advisory vote to approve the Company's executive compensation:

For	Against	Abstain	Broker Non-Votes

30,159,437	3,325,655	246,245	1,676,872

(iv)To cast an advisory vote on the frequency of holding the advisory vote on executive compensation:

1 Year	2 Year	3 Year	Abstain	Broker Non-Votes

32,863,132	7,950	828,654	31,601	1,676,872

In accordance with the results of this advisory vote, Insperity's Board of Directors has determined that the Company will hold an advisory vote on executive compensation every year.

(v)To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023:

For	Against	Abstain

33,371,543	1,998,847	37,819

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

Number		Exhibit
10.1	—	Insperity, Inc. Incentive Plan
104	—	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

By:	/s/ Daniel D. Herink
Daniel D. Herink
Executive Vice President of Legal, General Counsel and Secretary

Date: May 25, 2023